Exhibit 3.2

AMALPHIS GROUP INC.
(the “Company”)

CERTIFICATE OF DESIGNATION,
POWERS, PREFERENCES AND RIGHTS
of
SERIES A PREFERRED SHARES

Dated the 14th day of July, 2009

The Board of Directors of the Company, in accordance with the provisions of its Memorandum and Articles of Association, as amended and restated through the date hereof, has and hereby authorizes a series of the Company's previously authorized 10,000,000 shares of preferred shares, par value $0.01 per share (the "Preferred Shares"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I. DESIGNATION AND AMOUNT

The designation of this series, which consists of three million (3,000,000) shares of Preferred Shares, is the Series A Preferred Shares (the "Series A Preferred Shares").

II. DIVIDENDS

A.  Holders of Series A Preferred Shares shall be entitled to receive dividends when, as and if declared by the Board of Directors of the Company.  No cash dividends or distributions shall be declared or paid or set apart for payment on the Common Shares unless such cash dividend or distribution is likewise declared, paid or set apart for payment on the Series A Preferred Shares in an amount equal to the dividend or distribution that that is declared or paid or set apart for payment on the Common Shares.

B.  Dividends on the Series A Preferred Shares are prior and in preference to any declaration or payment of any dividend or other distribution (as defined below) on any outstanding shares of Junior Securities (as hereinafter defined).
III. CONVERSION

Holders of the Series A Preferred Shares shall have no conversion rights.

IV. VOTING RIGHTS

Holders of the Series A Preferred Shares shall not vote on any matter submitted to the shareholders of the Company and Holder(s) of the Series A Preferred Shares shall have no voting rights.

V. RANK

All shares of the Series A Preferred Shares shall rank senior to (a) any other class or series of Preferred Shares of the Company now existing or hereafter created, (b) to all shares of the Company's Common Shares now existing or hereafter issued, and (c) any other class of securities which is specifically designated as junior to the Series A Preferred Shares (collectively, with the Common Shares, the "Junior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

VI. LIQUIDATION PREFERENCE

A.  In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, distributions to the shareholders of the Company shall be made in the following manner:  Prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any Junior Securities, the Holders of Series A Preferred Shares by reason of their ownership of such Shares, shall receive an amount equal to the sum of (x) $1,000.00 for each share of Series A Preferred Shares then held by them (the "Initial Series A Liquidation Preference Price"), and (y) an amount equal to all unpaid dividends on the Series A Preferred Shares, if any.  If upon the occurrence of a liquidation, dissolution or winding up of the Company the assets and funds thus distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full liquidation preference amount based on the Initial Series A Liquidation Preference Price, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Shares in proportion to the preferential amount each such holder is otherwise entitled to receive.

B.  After setting apart or paying in full the preferential amounts due pursuant to Section VII (A) above, the remaining assets of the Company available for distribution to shareholders, if any, shall be distributed to the holders of the Common Shares on a pro rata basis, based on the number of shares of Common Shares then held by each holder.